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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
American National Financial, Inc.

We consent to incorporation by reference in the registration statement (No. 333-64894) on Form S-8 of American National Financial, Inc. and subsidiaries of our report dated February 21, 2002, relating to the Consolidated Balance Sheets of American National Financial, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related Consolidated Statements of Earnings, Comprehensive Earnings, Shareholders' Equity and Cash Flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which reports appear in the December 31, 2001 annual report on Form 10-K of American National Financial, Inc.

KPMG LLP
Los Angeles, California
March 21, 2002



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